Exhibit 16-1

EisnerAmper LLP
750 Third Avenue
New York, NY 10017-2703

July 28, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Re:  VGTel, Inc.

Ladies and Gentlemen

We were notified on July 27, 2011 that we were dismissed as VGTel, Inc.’s registered public accounting firm.

We have read Item 4.01 of the Form 8-K to be filed on or about July 28, 2011 of VGTel, Inc. and are in agreement with the statements made therein as it relates to EisnerAmper LLP.   We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ EisnerAmper LLP